EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Thomas A. H. White
Vice President,
Investor Relations
423.755.8996

Linnea R. Olsen
Director,
Corporate Relations
207.575.4452

UNUMPROVIDENT
CORPORATION

1 FOUNTAIN SQUARE,
CHATTANOOGA, TN 37402

2211 CONGRESS STREET,
PORTLAND, ME 04122

www.unumprovident.com

August 6, 2002

UnumProvident Corporation Reports
Second Quarter of 2002 Earnings

Portland, ME and Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) today reported after-tax operating income before net realized investment losses of $152.7 million ($0.63 per diluted common share) for the second quarter of 2002. These results compare to $146.3 million ($0.60 per diluted common share) for the second quarter of 2001.

Net income for the second quarter of 2002 was $96.8 million ($0.40 per diluted common share) compared to $146.1 million ($0.60 per diluted common share) in the second quarter of 2001. Included in the net income results are net realized after-tax investment losses of $55.9 million ($0.23 per diluted common share) in the second quarter of 2002 and $0.2 million in the second quarter of 2001.

Chairman, President and Chief Executive Officer J. Harold Chandler said, “We are generally pleased with our results in the second quarter, especially in the face of the continued unsettled financial and economic environment. Our markets are responding favorably to our product and service offerings, and we are confident that we can continue to selectively grow our core franchise.”

Results by Segment

The Employee Benefits segment, which includes group disability, group life, accidental death and dismemberment coverages (“AD&D”), group long-term care, and the results of managed disability, reported income before net realized investment gains and losses and federal income taxes

©	2001 and 2002 UnumProvident Corporation. UnumProvident, the combined name and logo is a service mark of UnumProvident Corporation. All rights reserved.

(“income”) of $150.9 million in the second quarter of 2002, compared to $120.2 million in the second quarter of 2001.

Within the segment, the group disability line reported income of $85.0 million compared to $90.4 million in the prior year second quarter. The lower operating performance was driven by a decline in earnings in the long-term disability line of business, which offset improved results in the short-term disability line. The benefit ratio for group disability in the second quarter of 2002 was 83.4 percent compared to 83.9 percent one year ago.

Also within the Employee Benefits segment, the group life, AD&D, and group long-term care lines of business reported income of $61.3 million, compared to income of $26.2 million in the year ago quarter. The improvement was primarily the result of strong earnings improvement in the group life and AD&D lines of business, which more than offset a slight decline in earnings from the group long-term care line.

Premium income for the Employee Benefits segment increased 8.9 percent to $1,177.4 million in the second quarter of 2002, compared to $1,080.9 million in the second quarter of 2001. New annualized sales (submitted date basis) for group long-term disability increased 8.9 percent to $79.5 million in the second quarter of 2002, from $73.0 million in the second quarter of 2001. New annualized sales (submitted date basis) for group short-term disability fully-insured products declined 25.5 percent to $26.9 million in the second quarter of 2002, from $36.1 million in the second quarter of 2001, while group short-term disability administrative services only (ASO) premium equivalents increased 38.3 percent to $23.1 million in the second quarter of 2002, from $16.7 million in the year ago quarter. New annualized sales (submitted date basis) for group life, AD&D, and group long-term care declined 43.2 percent to $65.9 million in the second quarter of 2002, from $116.0 million in the second quarter of 2001, driven by significantly lower sales of large case group life insurance sold on a stand-alone basis.

Premium persistency in the Company’s long-term disability block improved to 85.7 percent for the second quarter of 2002 compared to 85.2 percent in the second quarter of 2001. Persistency was stable in the short-term disability line relative to a year ago, but declined slightly when compared to the prior year in the group life line of business. The additional amortization of deferred policy acquisition costs for persistency adjustments in the second quarter of 2002 totaled $4.0 million in the Employee Benefits segment, compared to no additional amortization in the second quarter of 2001. The profitability of the terminated business in this segment continues to be less than that of the in-force business.

The Individual segment includes results from the individual disability and individual long-term care lines of business. The Individual segment reported income of $66.6 million in the second quarter of 2002, compared to $77.2 million in the second quarter of 2001.

Within this segment, the individual disability line of business reported income of $66.1 million in the second quarter of 2002, compared to income of $73.1 million in the year ago quarter. The decline is primarily due to lower claim resolutions and increased claim incidence, which more than offset higher revenue in this line of business. Income in the individual long-term care line of business was $0.5 million for the second quarter of 2002 compared to $4.1 million for the same period of 2001. The lower income in this line primarily resulted from a higher benefit ratio, caused by higher new claims.

Premium income in the Individual segment increased 3.4 percent to $468.2 million in the second quarter of 2002, compared to $452.7 million in the second quarter of 2001. New annualized sales in the individual disability line totaled $37.8 million in the second quarter of 2002, compared to $39.0 million in the second quarter of 2001. New annualized sales in the individual long-term care line totaled $15.8 million in the second quarter of 2002, compared to $13.7 million in the year ago quarter.

The Voluntary Benefits segment, which includes the results of products sold to groups of employees through payroll deduction at the workplace, reported income of $39.5 million in the second quarter of 2002, compared to $40.3 million in the second quarter of 2001, a decline of 2.0 percent. Premium income for this segment increased 6.4 percent to $208.2 million in the second quarter of 2002, compared to $195.7 million in the second quarter of 2001. New annualized sales in this segment increased 18.1 percent to $78.4 million in the second quarter of 2002, from $66.4 million in the second quarter of 2001. The benefit ratio in this segment declined slightly in the second quarter of 2002 to 61.0% from 61.9% in the year ago quarter, which was offset by a higher operating expense ratio.

The Other segment, which includes results from products no longer actively marketed, reported income of $15.4 million in the second quarter of 2002, compared to $16.6 million in the year ago quarter.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill for the prior year period, and certain corporate expenses, reported a loss of $40.0 million in the second quarter of 2002, compared to a loss of $41.9 million in the second quarter of 2001.

The net realized after-tax investment losses in the second quarter of 2002, which totaled $55.9 million, were comprised of gross realized before-tax investment losses and writedowns of $149.1 million and gross realized before-tax investment gains of $63.3 million, for net realized before-tax investment losses of $85.8 million. For the second quarter of 2001, net realized after-tax investment losses, which totaled $0.2 million, were comprised of gross realized before-tax investment losses and writedowns of $27.6 million and gross realized before-tax investment gains of $26.1 million, for net realized before-tax investment losses of $1.5 million.

Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 142 required the Company to complete, within the year of adoption, transitional impairment tests of goodwill existing at January 1, 2002, measured as of that date using a fair value approach. The Company had previously, prior to the adoption of SFAS 142, used undiscounted cash flows to determine if goodwill was recoverable. The Company completed the required tests during the second quarter of 2002 and determined the carrying value of its goodwill related to the acquisition of the assets of EmployeeLife.com, now doing business as Benefit America, should be reduced $11.0 million. The charge, net of a $3.9 million tax benefit, was $7.1 million and is reported as a cumulative effect of accounting principle change. Previously reported 2002 first quarter results have been restated to reflect the charge in the first interim period after the initial application of SFAS 142. Going forward, the Company intends to more fully integrate the technology and operations of Benefit America into the operations of UnumProvident. Previously, this business has been operated as an independent subsidiary of the Company.

As of June 30, 2002, book value per common share was $25.42, compared to $23.77 a year ago. Book value per share excluding net unrealized gains and losses on securities was $24.40, compared to $23.33 a year ago.

UnumProvident Corporation senior management will host a conference call on Wednesday, August 7 at 9:00 a.m. (eastern) to discuss the results of operations for the second quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-5543. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Wednesday, August 14.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war;

competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, investment results, and effectiveness with supporting product offerings and providing customer service. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2001 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

###

DIGEST OF EARNINGS
(Unaudited)

UnumProvident Corporation (UNM:NYSE)
and Subsidiaries

	Three Months Ended June 30		Six Months Ended June 30
	2002	2001	2002	2001
	($ in millions except share data)

Revenue Excluding Net Realized Investment Loss	$2,486.0	$2,364.5	$4,902.2	$4,706.6

Income Before Special Items (1), Net Realized Investment Loss, and Cumulative Effect of Accounting Principle Change	$152.7	$146.3	$303.8	$293.9

Income Before Net Realized Investment Loss and Cumulative Effect of Accounting Principle Change	$152.7	$146.3	$303.8	$329.1

Net Income	$96.8	$146.1	$163.5	$328.1

Average Shares—Basic	242,540,771	241,720,515	242,569,167	241,555,972

Average Shares—Assuming Dilution	243,772,924	244,008,995	243,947,069	243,582,381

Income Per Share Before Special Items (1), Net Realized Investment Loss, and Cumulative Effect of Accounting Principle Change—Basic	$0.63	$0.61	$1.25	$1.22

Income Per Share Before Net Realized Investment Loss and Cumulative Effect of Accounting Principle Change—Basic	$0.63	$0.61	$1.25	$1.36

Net Income Per Share—Basic	$0.40	$0.60	$0.67	$1.36

Income Per Share Before Special Items (1), Net Realized Investment Loss, and Cumulative Effect of Accounting Principle Change—Assuming Dilution	$0.63	$0.60	$1.25	$1.21

Income Per Share Before Net Realized Investment Loss and Cumulative Effect of Accounting Principle Change—Assuming Dilution	$0.63	$0.60	$1.25	$1.35

Net Income Per Share—Assuming Dilution	$0.40	$0.60	$0.67	$1.35

Book Value			$25.42	$23.77

Book Value Excluding Net Unrealized Gains and Losses on Securities			$24.40	$23.33

(1)
The special item in the first quarter of 2001 refers to a tax benefit of $35.2 million ($0.14 per common share, basic and assuming dilution) related to the Company’s investment in its foreign reinsurance operations